Exhibit 10(e)

FORM OF SEPARATION AND RELEASE AGREEMENT: NOT RETIREMENT ELIGIBLE

This Separation and Release Agreement (this “Separation Agreement”) is made and entered into by and between Arrow Electronics, Inc., a New York Corporation with its principal office at ______________________________ (“Arrow,” and together with its subsidiaries and affiliates, the “Company”), and _______________ (the “Executive”).

WHEREAS the Executive is eligible to participate in the Arrow Electronics, Inc. Executive Severance Policy (the “Severance Policy”);

WHEREAS the employment of the Executive with the Company shall terminate effective ___________ (the “Separation Date”);

WHEREAS the parties agree that the Executive’s termination constitutes a termination without Cause for purposes of the Severance Policy;

WHEREAS the parties have decided to resolve any and all disputes which may presently exist or which may later arise out of the circumstances surrounding the Executive’s employment with or termination from the Company;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties agree as follows:

1.Termination of Employment. The Executive’s employment with the Company shall cease effective as of the Separation Date.
2.Resignation from Office. Effective as of the Separation Date, the Executive shall resign from all positions the Executive holds with the Company, including, without limitation, any and all officer or director positions with the Company. The Executive further agrees to execute upon request any additional documents necessary or desired by the Company to effectuate the provision of this Paragraph 2.
3.Severance Period. The parties agree that, commencing ___________ and ending on the earlier of (a) ___________, or (b) the day the Executive fails to observe the Executive’s obligations under Paragraphs 12 through 17 of this Separation Agreement (such shorter period, the “Severance Period” and the last day of such Severance Period, the “Severance End Date”), pursuant to the Severance Policy, the Executive will receive the severance benefits described in Paragraph 5 of this Separation Agreement.
4.Survival of Agreements. The “Executive Change in Control Retention Agreement” dated ___________ between the Executive and the Company shall terminate as of the Separation Date, with no party having any further obligation or liability thereunder whatsoever. The Executive acknowledges and agrees that, in connection with the Executive’s termination from employment effective as of the Separation Date, the Executive is not eligible for, and shall not receive, any severance compensation or benefits pursuant to the Arrow Electronics, Inc. Executive Severance Policy dated ___________ (the “Severance Policy”), except as expressly provided herein. Notwithstanding the foregoing, nothing herein shall nullify or otherwise modify the Executive’s obligations under the Restrictive Covenants Agreements attached to the Severance Policy and the Executive Change in Control Retention Agreement (and attached hereto as Exhibits B and C respectively), with effective dates of ___________ and ___________, which such Restrictive Covenants Agreements and the obligations thereunder remain in full force and effect. The Executive hereby reaffirms, subject to Paragraphs 21 and 26 of this Separation Agreement, the Executive’s agreement to such Restrictive Covenants Agreements, including, without limitation, the non-disparagement and non-disclosure covenants therein, and, for [__]1 months following the Separation Date (the “Non-Compete Period”), the non-competition and non-solicitation restrictions set forth therein.
5.Consideration. In consideration for signing this Separation Agreement and compliance with the promises made herein, subject to Paragraphs 11 through 17 of this Separation Agreement, and provided the Executive executes and does not revoke this Separation Agreement, the Company agrees to provide the following:

1 Note to Company: Insert “twenty-four (24)” for the Chief Executive Officer and “eighteen (18)” for other Executive Committee Members.

a.Salary Continuation Payments. The Company will pay the Executive salary continuation through the Severance Period at an annual rate equal to ___________, the Executive’s current annualized base salary. Salary continuation under this Paragraph 5a shall be paid in accordance with the Company’s customary payroll practices (the “Salary Continuation Payments”), except that any installment of the Salary Continuation Payments otherwise ordinarily payable prior to the sixtieth (60th) day following the Separation Date shall instead be paid on the first business day following the sixtieth (60th) day following the Separation Date (subject to Paragraph 11 of this Separation Agreement).
b.Annual Bonus Payments.
(i)Severance Pro-Rata Bonus. The Company will pay the Executive a payment equal to the product of (A) the Annual Bonus (as defined under the Severance Policy), if any, that the Executive would have earned for the calendar year in which the Separation Date occurs, based on achievement of the applicable performance goals for such calendar year, as uniformly applied to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days the Company employed the Executive during the calendar year of termination and the denominator of which is the number of days in such calendar year (the “Severance Pro-Rata Bonus”). This amount shall be paid in one lump-sum payment on the date that annual bonuses are normally paid in the year following the applicable performance year, but in no event later than March 15 of such year (subject to Paragraph 11 of this Separation Agreement).
(ii)Severance Bonus. To the extent unpaid as of the Separation Date, the Company will pay the Executive a payment equal to the product of (A) the Annual Bonus, if any, that the Executive would have earned for the calendar year immediately prior to the year in which the Separation Date occurs, based on achievement of the applicable performance goals for such calendar year, as uniformly applied to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the calendar year immediately prior to when the Separation Date occurs, and the denominator of which is the number of days in such calendar year (the “Severance Bonus”). This amount shall be paid in one lump-sum payment on the date that annual bonuses are normally paid in the year following the applicable performance year, but in no event later than March 15 of such year (subject to Paragraph 11 of this Separation Agreement).
(iii)Bonus for Severance Period. The Company will pay the Executive the Annual Bonus, if any, that the Executive would have earned during the Severance Period (including, without limitation, pro rata portions for partial years during the Severance Period), based on achievement of the applicable performance goals for each such calendar year, as uniformly applied to other executives who remain employed by the Company, but adjusted to assume 0% achievement on “MBO” performance measures (or comparable substitute measures) (the “Severance Period Bonus”). This amount shall be paid in one lump-sum payment on the date that annual bonuses are normally paid in the year following the applicable performance year, but in no event before January 1 or after March 15 of such year (subject to Paragraph 11 of this Separation Agreement).
c.Equity Awards.
(i)Continued Vesting of Awards. For purposes of any unvested equity awards held by the Executive immediately prior to the Separation Date under the Arrow Electronics, Inc. _____ Omnibus Plan (the “Omnibus Plan”), including, without limitation, non-qualified stock options, restricted stock units, and performance stock units, the Executive’s termination of employment will be treated solely for purposes of equity awards granted under the Plan and the award agreements thereunder, in accordance with the terms of the applicable award agreements, as a Retirement (as defined in the applicable award agreement) and, as a result, such awards will continue to vest in accordance with their respective vesting schedules until fully vested, and based, if applicable, on the Company’s achievement of the relevant performance goals for the relevant period, as uniformly applied to others who remain employed by the Company and hold Company equity awards. For the avoidance of doubt, any unvested equity awards held by the Executive immediately prior to the Separation Date that were granted to the Executive in the year in which the Separation Date occurs shall be prorated and continue to vest and be settled in accordance with the terms of the applicable award agreement upon a Retirement and Section 409A of the Code. Any Company restricted stock units and performance stock units that vest in accordance with this Paragraph 5(c)(i) will be settled in accordance with their terms. For the avoidance of doubt,

Schedule A, attached hereto, shows all Company equity awards that shall continue to vest in accordance with this Paragraph 5(c)(i), subject to the promises that the Executive made herein and in the applicable award agreement. The Executive should refer to the Executive’s Fidelity account for the actual amounts. If there are any conflicts between the information in the Executive’s Fidelity account and the information contained in Schedule A, the information in the Executive’s Fidelity account shall prevail. No new Company equity awards will be granted to the Executive after the Separation Date, and for the avoidance of doubt, in no event shall the Executive’s termination be treated as a retirement for any other purpose.
(ii)Non-Qualified Stock Options Exercise Period. All vested and unexpired Company non-qualified stock options will remain exercisable until the seventh (7th) anniversary of the Separation Date or, if earlier, the original expiration date of such non-qualified stock option as provided in the applicable award agreement.
d.Additional Payment. The Executive will remain covered by the Company’s medical, vision, and dental plans under the same terms and conditions as an active employee through the Separation Date. As of the Separation Date, such coverage will terminate and, pursuant to Section 3.4 of the Severance Policy, the Company will pay to the Executive, in one lump-sum taxable payment, an amount in cash equal to (i) the employer portion of the monthly premiums that the Company would have paid for coverage of the Executive and the Executive’s eligible dependents under the Company’s medical, vision, and dental plans based on the Executive’s level of coverage as of the Separation Date multiplied by (ii) the number of months in the Severance Period (the “Additional Payment”). Such payment shall be made within sixty (60) days after the Separation Date (subject to Paragraph 11 of this Separation Agreement).
e.Management Insurance Program. As of the Executive’s Separation Date, the Executive may exchange the entire Management Insurance Program benefit, or a lesser amount, for a term life insurance policy in the Executive’s name at rates comparable to those being paid by the Company, in accordance with Section 6 of the Management Insurance Program Agreement attached hereto as Exhibit D.
f.COBRA. Subject to applicable law, the Executive shall be eligible for continuation of coverage for the Executive and the Executive’s eligible dependents under the Company’s health care plan COBRA continuation of coverage provisions, at the Executive’s sole expense under applicable COBRA rates.
g.Outplacement Services. The Company will reimburse the Executive for the cost of outplacement services during the Severance Period up to ___________ upon receipt of proof that the Executive has incurred such expenses during the Severance Period (subject to Paragraph 11 of this Separation Agreement).
6.Subject to Clawback. As a “Covered Employee” under the Incentive Compensation Clawback Policy, effective _______________, and the Dodd-Frank Compensation Clawback Policy, effective _______________ (the “Clawback Policies”), the Executive is subject to the Clawback Policies and Section 22.1 of the Omnibus Plan.
7.Accrued Rights. Within fifteen (15) days following the Separation Date, or sooner as required by state or local laws, the Company will pay or provide the Executive with (i) any accrued but unpaid base salary through the Separation Date, (ii) any unreimbursed business expenses incurred prior to the Separation Date that are reimbursable under the Company’s business expense policy, and (iii) all accrued rights and benefits under the employee benefit plans of the Company in which the Executive is participating as of the Separation Date pursuant to the terms of such plans.
8.No Additional Rights. Except as otherwise expressly provided in this Separation Agreement, the Executive’s participation under any benefit plan, program, policy, or arrangement, either sponsored or maintained by the Company, shall cease and be terminated on the Separation Date. Without limiting the generality of the foregoing, the Executive’s eligibility for, and active participation in, the Arrow Electronics Savings Plan and the Arrow Supplemental Executive Retirement Plan will end as of the Separation Date, and the Executive will earn no vesting service and no additional benefits under those plans after that date. The Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Separation Date and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

9.Offset. The Company shall have the right to offset any and all payments of compensation, benefits, and any other amounts payable by the Company hereunder, including but not limited to the Salary Continuation Payments, the Severance Pro-Rata Bonus, the Severance Bonus, the Severance Period Bonus, and the Additional Payment, against any amounts owed by the Executive to the Company; provided, however, that the vesting periods of any Company equity awards held by the Executive shall not be affected by this paragraph and shall continue as provided in Paragraph 5c, and provided further that any such offset is made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, (“Code Section 409A”). This paragraph does not limit the Executive’s liability to repay the Company, nor does it limit the Company’s right to pursue other necessary legal remedies against the Executive to collect fully any amounts due the Company.
10.Tax Withholdings.All payments of compensation, benefits, and any other amounts payable or benefits provided by the Company hereunder, including but not limited to the vesting of Company equity awards, the Salary Continuation Payments, the Severance Pro-Rata Bonus, the Severance Bonus, the Severance Period Bonus, and the Additional Payment, shall be subject to all legally required and customary withholding. The Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law. The Executive acknowledges and agrees that the benefits made available pursuant to this Separation Agreement (including, without limitation, those made available pursuant to Paragraph 5d) may constitute taxable income to the Executive (and that income in respect of such benefits will be imputed to the Executive to that extent).
11.Code Section 409A Compliance. Notwithstanding any other provision of this Separation Agreement, if the Executive is a “specified employee” of the Company (within the meaning of Code Section 409A) as of the Separation Date, any payments described in this Separation Agreement to which the Executive may become entitled under this Separation Agreement that are subject to Code Section 409A (and not otherwise exempt from its application) that are due within six (6) months following the Separation Date will be withheld and instead paid (without interest) in a lump-sum on the first business date that is six (6) months and one (1) day following the Separation Date. Any other payments and benefits due under this Separation Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent applicable, it is intended that this Separation Agreement comply with or be exempt from the provisions of Code Section 409A, and this Separation Agreement shall be construed and administered in a manner consistent with this intent. The preceding shall not be construed as a guarantee or representation of any particular tax effect for the Executive’s compensation and benefits, and the Company does not guarantee or represent that any compensation or benefits provided under this Separation Agreement will satisfy or be exempt from the provisions of Code Section 409A. To the extent that any payment or benefit under this Separation Agreement constitutes non-qualified deferred compensation subject to Code Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then such payment or benefit shall be made or provided to the Executive only upon the Executive’s “separation from service” as defined in Code Section 409A. Each payment under this Separation Agreement will be considered a “separate payment” under and for purposes of Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Separation Agreement that constitutes non-qualified deferred compensation within the meaning of Code Section 409A. With respect to any expenses eligible for reimbursement under this Separation Agreement, such expenses will be reimbursed by the Company no later than December 31 of the year following the year in which the Executive incurs the related expenses. In no event shall any reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. To the extent required under Code Section 409A, in no event shall the timing of the Executive’s execution of a release of claims, directly or indirectly, result in the Executive designating the calendar year of payment, and if payment of deferred compensation subject to Code Section 409A pursuant to this Separation Agreement that is subject to execution of the release of claims could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later taxable year. In no event shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Executive under Code Section 409A or any damages, expenses, fees, or other liabilities for failing to comply with Code Section 409A.

12.Cooperation. The Executive agrees to make himself or herself reasonably available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. The Executive understands and agrees that the Executive’s reasonable cooperation includes, but is not limited to, making himself or herself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into the Executive’s possession. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Company; it means only that the Executive will provide truthful information within the Executive’s knowledge and possession upon request of the Company. The Executive further agrees that, to the extent permitted by law, the Executive will notify the Company promptly in the event that the Executive is served with a subpoena (other than a subpoena issued by a government agency), or in the event that the Executive is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company agrees to pay the Executive for reasonable travel and lodging expenses the Executive incurs in connection with the Executive’s cooperation pursuant to this provision.
13.Confidentiality. If asked, the Executive may state that the Executive and the Company have agreed to keep the circumstances of employment and separation, as well as the terms of the Executive’s separation and this Separation Agreement, confidential. The Executive agrees that, as a condition of this Separation Agreement and subject to Paragraph 18, the Executive will not disclose or in any other manner communicate the terms and provisions of this Separation Agreement and/or the contents of the negotiations and discussions resulting in this Separation Agreement to or with any other person (other than the Executive’s legal counsel, financial advisors, and tax preparers), either orally or in writing. The Executive also acknowledges and agrees that the Executive’s legal counsel, financial advisors, and tax preparers, as identified above, must be informed by the Executive of, and agree to be bound by, the confidentiality provisions of this Separation Agreement.
14.Release. Notwithstanding anything to the contrary in this Separation Agreement, and subject to Paragraph 11, the Company shall not be obligated to make any payments or provide any benefits to the Executive under or in connection with this Separation Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims in the form attached hereto as Exhibit A; and (ii) such release of claims has become effective and irrevocable by the Executive, under all applicable law and their terms, to release any and all possible claims arising up to and including the Separation Date.
15.No Inferences of Wrongdoing. The Executive acknowledges that the Company denies any wrongdoing and that no inference of wrongdoing should be made because the Company has offered the Executive this Separation Agreement. This Separation Agreement may not be used as evidence of liability in any administrative, court, arbitration, or other legal or quasi-legal proceeding.
16.Company Property. The Executive agrees to return to the Company all of its property in the Executive’s possession, specifically including, without limitation, all keys, passwords, security cards to Company buildings or property, all Company-owned equipment, all Company documents and papers, and all copies thereof, whether in hard copy or other form, including but not limited to any trade secrets or other confidential Company information. The Executive further agrees that the Executive will not delete or destroy any information that the Executive is obligated to preserve pursuant to any preservation request that the Executive has received.
17.Continued Assistance. The Executive agrees, for the six-month period following the Separation Date, to provide reasonable and good faith transition assistance to the Company, including by responding to transition-related questions and performing such other tasks with respect to the transition of the Executive’s duties as may be reasonably requested by the Company. The Executive acknowledges and agrees that the Separation Agreement provides sufficient consideration for any such services, which shall not require more than twenty (20) hours of the Executive’s time in any month, and that the Executive shall be entitled to no additional compensation or other consideration for such services. The Company agrees to pay the Executive for reasonable travel and lodging expenses the Executive incurs in connection with the Executive’s continued assistance pursuant to this provision.
18.Protected Rights/Communications with Government Agencies. Nothing contained in this Separation Agreement, including the confidentiality and non-disparagement provisions referenced herein, limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Bureau of Industry and Security, the Office of Foreign Assets Control, the Public Company Accounting Oversight Board, or any other federal, state or local governmental agency or commission (a “Government Agency” or collectively, the “Government Agencies”), to the extent permitted or required by law. Further, this Separation Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that any Government Agency may conduct, including providing documents or other information, without notice to the Company. This Separation Agreement shall not be construed to limit the Executive’s rights, if applicable, under the NLRA, including, but not limited to, non-supervisory employees’ right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the NLRB. Further, nothing in this Separation Agreement shall be interpreted to limit the Executive’s ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, and as such, the Executive shall not be deemed as bound by a Nondisclosure Provision as such term is defined pursuant to Colorado’s Promoting Opportunities and Workers’ Rights Act. Additionally, to the extent disclosure of specific information may be excepted from this provision by applicable state law, this Separation Agreement does not prevent the Executive from doing so. This Separation Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. However, this Separation Agreement will constitute an absolute bar to the Executive’s recovery of damages or additional compensation arising out of or in connection with any such charge or complaint, with the sole exception of an award or reward associated with a whistleblower provision of federal law or regulation.
19.THE EXECUTIVE’S CERTIFICATIONS AND UNDERSTANDINGS:
a.The Executive certifies and agrees that the Executive has read this Separation Agreement and that the Executive understands all of its provisions.
b.The Executive certifies that the Executive is receiving additional consideration under this Separation Agreement to which the Executive would not otherwise be entitled.
c.The Executive understands that the Executive has the right to consult with an attorney about this Separation Agreement, and the Executive certifies that the Company has urged and does urge the Executive to do so.
20.Notice. Notices and all other communications permitted or required to be given under this Separation Agreement shall be in writing and shall be deemed to have been given on the date of actual delivery or, if mailed by registered or certified mail, postage prepaid, on the date of the mailing, as follows:

If to the Company:

Attention: _______________

If to the Executive:

_______________

_______________

_______________

Or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of a change of address shall be effective only upon receipt.

21.Entire Agreement. This Separation Agreement, including but not limited to the Schedule and Exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof. This Separation Agreement supersedes any and all prior understandings and agreements between the parties (except to the extent that all or any portion of any such understandings and agreements specifically survive in accordance with the terms of this Separation Agreement), except that this Separation Agreement does not supersede any rights the Executive may have to indemnification pursuant to the Company’s Certificate of Incorporation, By-laws or directors’ and officers’ liability insurance policies. Neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Executive agrees that the execution of this Separation Agreement and the payments made or offered hereunder shall constitute satisfaction in full of the Company’s obligations to the Executive and all other arrangements between the Company and the Executive under which the Executive currently may be entitled to payments by the Company.

For the avoidance of doubt, the Executive’s Restrictive Covenants Agreements attached hereto as Exhibits B and C are separate from the subject matter of this Separation Agreement, and the parties intend for them to remain in effect. In the event of any conflict between this Separation Agreement and the Executive’s Restrictive Covenants Agreements, except subject to Paragraph 18 or as described in Paragraph 26, the parties intend for the Executive’s Restrictive Covenants Agreements to control. In the event of any conflict between the Restrictive Covenant Agreements, the parties intend that the provision that is most protective of the Company’s interests shall control.

22.Severability and Reformation. In the event that one or more provisions in this Separation Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the parties’ original intent to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
23.No Waiver. The failure of a party to insist upon strict adherence to any term of this Separation Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.
24.Counterpart Agreements. This Separation Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
25.Captions and Headings. The captions and headings are for the convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Separation Agreement.
26.General. Each party represents that the performance of all of the terms of this Separation Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The Executive and the Company agree that this Paragraph 26 supersedes and controls over any provision to the contrary concerning governing law, choice of forum, or dispute resolution contained in this Separation Agreement and any exhibit hereto. This Separation Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflicts of laws. Any action for injunctive relief under the Restrictive Covenants Agreements attached as Exhibits B and C shall be settled exclusively by a state or federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Separation Agreement, Exhibits B and C hereto, or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.

[Signature page follows]

Please indicate the Executive’s agreement to the foregoing by signing, dating, and returning a copy of this Separation Agreement to ________________________ Arrow Electronics, Inc. The Company will sign and return a copy of the fully executed Separation Agreement to the Executive’s address, referenced above.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and date written below.

Agreed, acknowledged, and accepted:

EXECUTIVE

Date

ARROW ELECTRONICS, INC.

Date

EXHIBIT A

RELEASE OF CLAIMS

___________ (the “Executive”) hereby executes this Release of Claims (this “Release”) as of the date hereof, pursuant to the terms of the Separation and Release Agreement between the Executive and Arrow Electronics, Inc., a New York Corporation with its principal office at ______________________ (“Arrow” and, together with its subsidiaries and affiliates, the “Company”), to which this Release is attached (the “Separation Agreement”). The Separation Agreement provides the Executive with certain significant benefits, subject to the Executive’s executing this Release (among other conditions set forth in the Separation Agreement) and, where applicable, not revoking it. The Executive and the Company have also entered into Restrictive Covenants Agreements (the “Restrictive Covenants Agreements”) pursuant to the terms of the Severance Policy and the Executive Change in Control Retention Agreement.

1.Executive Severance Policy. The Executive has been terminated from employment with the Company under circumstances that entitle the Executive to certain rights and benefits under the Arrow Electronics, Inc. Executive Severance Policy (the “Severance Policy”), subject to the terms of this Release. The rights and benefits of the Executive under the Severance Policy are in consideration of and subject to the Executive’s execution, non-revocation, and compliance with the terms of this Release.
2.Release of Claims by the Executive.
a.With the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (collectively, and together with the Executive, the “Executive Releasors”), the Executive hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, the Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including but not limited to any and all Released Claims:
(i)arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including, without limitation, as an employee, officer, or director), or the termination of such service in any such capacity,
(ii)for severance or vacation benefits, unpaid wages, salary, or incentive payments,
(iii)for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort,
(iv)for any violation of applicable federal, state, local, or foreign labor and employment laws (including but not limited to all laws concerning unlawful and unfair labor and employment practices), and
(v)for employment discrimination under any applicable federal, state, local, or foreign statute, code, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Age Discrimination in Employment Act, as amended (“ADEA”), and any similar or analogous state or local statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:
(1)any right arising under, or preserved by, this Release or the Separation Agreement;

(2)any claim related solely to the Executive’s status as an equityholder of the Company or any affiliate thereof;
(3)for the avoidance of doubt, any right to indemnification under (a) applicable law, (b) the by-laws or certificate of incorporation of any Company Released Party, (c) any other agreement between the Executive and a Company Released Party, or (d) as an insured under any directors’ and officers’ liability insurance policy now or previously in force; or
(4)for the avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance, or similar employee benefit plan of the Company Affiliated Group.
b.Nothing in this Release is intended to or does prevent the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from cooperating in the investigation of any such possible violations of federal or state law to the extent required or compelled by law, legal process, or subpoena or as permitted by Paragraph 18 of the Separation Agreement.
c.In the event any action, suit, claim, charge, or proceeding within the scope of this Paragraph 2 is brought by any Executive Releasor, government agency, putative class representative, or other third party to vindicate any alleged rights of the Executive, the Executive hereby waives any right to monetary relief arising from any such action, suit, claim, charge or proceeding, and if any monetary damages, inclusive of attorneys’ fees, are required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge, or proceeding, the Executive shall repay all such amounts to the Company within ten (10) calendar days of the Executive’s receipt thereof, except to the extent otherwise provided by Paragraph 18 of the Separation Agreement.
d.The amounts and other benefits set forth in the Separation Agreement, to which the Executive would not otherwise be entitled, are being paid to the Executive in return for the Executive’s execution and non-revocation of this Release and the Executive’s agreements and covenants contained in the Restrictive Covenants Agreements referenced in the Separation Agreement and attached as Exhibits B and C. The Executive acknowledges and agrees that the release of claims set forth in this Paragraph 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
e.The release of claims set forth in this Paragraph 2 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses. The Executive specifically acknowledges that the Executive’s acceptance of the terms of the release of claims set forth in this Paragraph 2 is, among other things, a specific waiver of the Executive’s rights, claims, and causes of action under Title VII, ADEA, and any federal, state, local or foreign law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
f.The Executive acknowledges and agrees that the awards listed on Schedule A to the Separation and Release Agreement by and between the Executive and Arrow represent all of the equity-based awards of the Company owned or held by the Executive as of the execution of this Release. Without limitation of Paragraph 2 above, the Executive hereby releases, remises, acquits, and forever discharges the Company Released Parties to the fullest extent permitted by applicable law of and from any and all rights or claims that any additional payments, benefits or awards, beyond those listed on Schedule A, are or may become owed to the Executive pursuant to the Arrow Electronics, Inc. _____ Omnibus Incentive Plan and any equity award agreements granted thereunder.

3.Voluntary Execution of General Release.

BY THE EXECUTIVE’S SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

a.THE EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;
b.IF THE EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, THE EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;
c.THE EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER THE EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7th) CALENDAR DAY AFTER THE DAY ON WHICH THE EXECUTIVE SIGNED THIS RELEASE;
d.THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;
e.THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN PARAGRAPH 3c, AND FOLLOWING SUCH REVOCATION PERIOD, THE EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;
f.THE EXECUTIVE IS AWARE OF THE EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, IS BEING ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;
g.NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE SEPARATION AGREEMENT AND THIS RELEASE;
h.THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE SEPARATION AGREEMENT, AND WARRANTS AND REPRESENTS THAT THE EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.
i.THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EACH OF THE COMPANY-RELEASED PARTIES IS AN INTENDED THIRD-PARTY BENEFICIARY OF THIS RELEASE.

IN WITNESS WHEREOF, the Executive has acknowledged, executed, and delivered this Release as of the date indicated below.

EXECUTIVE

Date